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               	      SECURITIES AND EXCHANGE COMMISSION

        	                 Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(D) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  JUNE 27, 1995


              	       OCCIDENTAL PETROLEUM CORPORATION
         (Exact name of registrant as specified in its charter)



          DELAWARE                   1-9210           95-4035997
    (State or other jurisdiction   (Commission     (I.R.S. Employer
     of incorporation)             File Number)    Identification No.)

         10889 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90024
          (Address of principal executive offices)     (Zip code)

              Registrant's telephone number, including area code:
                               (310) 208-8800

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ITEM 5.   OTHER EVENTS

     On June 27, 1995, Occidental Petroleum Corporation announced that it has entered into a tentative settlement of administrative proceedings brought by the U.S. Department of Energy against its OXY USA Inc. (formerly Cities Service) subsidiary. The administrative proceedings relate to OXY USA's purchases and sales of crude oil from October 1979 through January 1981, preceding the acquisition of that company by Occidental.

     The settlement is for $275 million. $100 million will be paid when the settlement agreement becomes final, and the remainder will be paid in five equal annual payments of $35 million plus interest at the rate of 7.6 percent. The settlement agreement involves no admission by OXY USA that it violated DOE regulations.

     Occidental said that it expects reported earnings in the second quarter of 1995 to be approximately equal to its reported earnings in the first quarter of 1995 after taking into account the impact of the addition to the reserves established for this case. Occidental also said that it still expects to meet its goal of paying down at least $1 billion of debt over the next two years.

     Notice of the settlement will be published in the Federal Register and interested parties will have at least
30 days to comment on it. DOE will be free to take final action thereafter.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

	  (C)  EXHIBITS

   Exhibit 99.1   Consent Order, dated June 27,
                  1995, between Occidental Petroleum
                  Corporation, including OXY USA
                  Inc., and the United States
                  Department of Energy.




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                           SIGNATURES




     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            OCCIDENTAL PETROLEUM CORPORATION
                                    (Registrant)





Date: June 30, 1995         Donald P. de Brier
                            ------------------
                            Donald P. de Brier, Executive Vice President and General Counsel




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                			EXHIBIT INDEX


EXHIBITS
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99.1   Consent Order, dated June 27, 1995, between
       Occidental Petroleum Corporation, including OXY
       USA Inc., and the United States Department of
       Energy.